EXHIBIT 99



                    THE FIRST AMERICAN CORPORATION Announces
                          WorldCom, Inc. Bond Exposure


SANTA ANA, Calif., July 12, 2002 - The First American Corporation (NYSE: FAF), the nation's leading, diversified provider of business information and related products and services, announced today that the company will take a $13.6 million pretax, or $8.0 million after-tax, charge against earnings in the quarter ended June 30, 2002, to reflect exposure related to the decline in value and collectability of WorldCom bonds in the principal amount of $16.5 million.
       The First American Corporation is a Fortune 500 company that traces its history to 1889. As the nation's leading, diversified provider of business information, the company supplies businesses and consumers with the information resources that affect the major economic events of people's lives, such as getting a job; renting an apartment; buying a car, house, boat or airplane; securing a mortgage; opening or buying a business; and planning for retirement. The First American Family of Companies, many of which command leading market share positions in their respective industries, operate within seven primary business segments including: Title Insurance and Services, Specialty Insurance, Trust and Other Services, Mortgage Information, Property Information, Credit Information and Screening Information. With revenues of $3.75 billion in 2001, First American has more than 22,500 employees in approximately 1,300 offices throughout the United States and abroad. More information about the company and an archive of its press releases can be found at www.firstam.com.

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